As filed with the Securities and Exchange Commission on January 8, 2016

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-8

REGISTRATION STATEMENT UNDER THE
 SECURITIES ACT OF 1933
_________________

INTEL CORPORATION
(Exact name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-1672743 (I.R.S. Employer Identification Number)

2200 Mission College Blvd. Santa Clara, California 95052-8119 (408) 765-8080 (Address of Principal Executive Offices, including Zip Code)
Altera Corporation 2005 Equity Incentive Plan
Enpirion, Inc. 2004 Stock Option Plan
(Full Title of the Plan)
SUZAN A. MILLER
Vice President, Deputy General Counsel
and Corporate Secretary
Intel Corporation
2200 Mission College Blvd.
 Santa Clara, CA  95054-1549
(408) 765-8080

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Michael J. Aiello, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Calculation of Registration Fee
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, issuable in respect of stock options under the Altera Corporation 2005 Equity Incentive Plan	212,522	$21.68(2)	$4,607,477(2)	$463.97
Common Stock, $0.001 par value per share, issuable in respect of restricted stock units under the Altera Corporation 2005 Equity Incentive Plan	7,292,534	$33.74(3)	$246,050,097(3)	$24,777.24
Common Stock, $0.001 par value per share, issuable under the Enpirion, Inc. 2004 Stock Option Plan	5,111	$21.71(2)	$110,960(2)	$11.17

(1)            Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that may become issuable in respect of the securities identified in the above table to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)            Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the weighted average exercise price for shares subject to the outstanding stock options granted pursuant to the applicable plan.

(3)            Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant's Common Stock on the NASDAQ Global Select Market on January 4, 2016, which was $33.74.

EXPLANATORY NOTE

On May 31, 2015, Intel Corporation, a Delaware corporation (the "Corporation" or the "Registrant") and its wholly-owned subsidiary, 615 Corporation, entered into an Agreement and Plan of Merger (the "Merger Agreement") with Altera Corporation, a Delaware corporation ("Altera") pursuant to which Altera became a wholly-owned subsidiary of the Corporation (the "Merger"). The Merger was completed on December 28, 2015. This Registration Statement on Form S-8 is filed by the Corporation, relating to 7,510,167 shares of its common stock, par value $0.001 per share (the "Common Stock"), issuable to eligible employees of the Corporation pursuant to awards assumed by the Corporation granted under the Altera Corporation 2005 Equity Incentive Plan and the Enpirion, Inc. 2004 Stock Option Plan (collectively, the "Plans"), in each case, in accordance with the terms of the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Corporation with the Securities and Exchange Commission (the "Commission"), are incorporated by reference herein and shall be deemed to be a part hereof:

(1)            The Corporation's latest Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed (as revised by the Corporation's Current Report on Form 8-K filed with the Commission on June 5, 2015);

(2)            All other reports filed* pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's latest annual report or prospectus referred to in (1) above; and

(3)            The description of the Common Stock set forth under the caption "Description of Capital Stock" in the Registrant's registration statement on Form S-4, filed with the Commission on March 26, 2009, File No. 333-158222, together with any amendment or report filed with the Commission for the purpose of updating such description (Commission File No. 333-158222).

* Any report (or portion thereof) "furnished" on Form 8-K shall not be incorporated herein by reference.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective date of filing of such documents.  The Registrant's Exchange Act file number with the Commission is 000-06217.  Unless expressly incorporated into this Registration Statement, a report (or portion thereof) furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Article IX of the Corporation's Bylaws requires indemnification to the fullest extent permitted under Delaware law as it now exists or may hereafter be amended. Subject to any restrictions imposed by Delaware law, the Bylaws provide an unconditional right to indemnification for all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments under Article IX) reasonably incurred or suffered by any person in connection with investigating, defending, being a witness in, or participating in, or preparing for any threatened, pending, or completed action, suit, arbitration, alternative dispute mechanism, inquiry, administrative or legislative hearing, investigation or any other actual, threatened or completed proceeding, including any and all appeals, whether civil, criminal, administrative, or investigative (each, a "proceeding") by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee, or agent of the corporation (including service with respect to employee benefit plans) or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, whether the basis of the proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Article 8 of the Corporation's Third Restated Certificate of Incorporation provides that, to the fullest extent permitted under Delaware law as it now exists or may hereafter be amended, no director of the Corporation will be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or modification of the provisions of Article 8 by the stockholders of the Corporation will not adversely affect any right or protection of any director existing at the time of such repeal or modification.

The Corporation has entered into certain indemnification agreements with its officers and directors. The indemnification agreements provide the Corporation's officers and directors with further indemnification, to the maximum extent permitted by the DGCL.

The foregoing summaries are necessarily subject to the complete text of the statute, the Corporation's Third Restated Certificate of Incorporation and Bylaws, and the arrangements referred to above, and are qualified in their entirety by reference thereto.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit No.	Exhibit Description
4.1*

Intel Corporation Third Restated Certificate of Incorporation dated May 17, 2006 (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K as filed on May 22, 2006, File No. 000-06217).

4.2*
Intel Corporation Bylaws, as amended and restated on July 26, 2011 (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K as filed on July 27, 2011, File No. 000-06217).

5.1	Opinion of Weil, Gotshal, & Manges LLP.
23.1	Consent of Weil, Gotshal, & Manges LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (contained on signature page hereto).
99.1	Altera Corporation 2005 Equity Incentive Plan.
99.2	Enpirion, Inc. 2004 Stock Option Plan.
*Incorporated by reference

Item 9.  Undertakings
(a) The undersigned Registrant hereby undertake:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 8th day of January, 2016.

INTEL CORPORATION

By:	/s/ Stacy J. Smith
Stacy J. Smith
Executive Vice President, Chief Financial Officer, and Principal Accounting Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Stacy J. Smith and Suzan A. Miller, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Name	Title	Date

/s/ Brian M. Krzanich	Chief Executive Officer, Director and Principal Executive Officer	January 8, 2016
Brian M. Krzanich

/s/ Stacy J. Smith	Executive Vice President, Chief Financial Officer, and Principal Accounting Officer	January 8, 2016
Stacy J. Smith

/s/ Charlene Barshefsky	Director	January 8, 2016
Charlene Barshefsky

/s/ Aneel Bhusri	Director	January 8, 2016
Aneel Bhusri

/s/ Andy D. Bryant	Chairman of the Board and Director	January 8, 2016
Andy D. Bryant

/s/ Susan L. Decker	Director	January 8, 2016
Susan L. Decker

/s/ John J. Donahoe	Director	January 8, 2016
John J. Donahoe

/s/ Reed E. Hundt	Director	January 8, 2016
Reed E. Hundt

/s/ James D. Plummer	Director	January 8, 2016
James D. Plummer

/s/ David S. Pottruck	Director	January 8, 2016
David S. Pottruck

/s/ Frank D. Yeary	Director	January 8, 2016
Frank D. Yeary

/s/ David B. Yoffie	Director	January 8, 2016
David B. Yoffie

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1*

Intel Corporation Third Restated Certificate of Incorporation dated May 17, 2006 (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K as filed on May 22, 2006, File No. 000-06217).

4.2*
Intel Corporation Bylaws, as amended and restated on July 26, 2011 (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K as filed on July 27, 2011, File No. 000-06217).

5.1	Opinion of Weil, Gotshal, & Manges LLP.
23.1	Consent of Weil, Gotshal, & Manges LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (contained on signature page hereto).
99.1	Altera Corporation 2005 Equity Incentive Plan.
99.2	Enpirion, Inc. 2004 Stock Option Plan.
*Incorporated by reference